EXHIBIT 21

                             Subsidiaries

          Webster Bank, a federally chartered savings bank, is a direct subsidiary of Webster. Webster also owns all of the common securities of Webster Capital Trust I and Webster Capital Trust II, which are Delaware business trusts, and all of the common stock of Damman Associates, Inc., a Connecticut corporation. Webster Bank has five wholly-owned subsidiaries: Webster Trust Company, National Association, FCB Properties, Inc., Bristol Financial Services, Inc., Webster Investment Services, Inc., and Access National Mortgage, Inc. Access National Mortgage, Inc. holds 80% of the equity interests of Access National Mortgage, L.L.C. Webster Bank also directly owns all of the outstanding common stock of Webster Preferred Capital Corporation, a publicly traded real estate investment trust.



                                       Jurisdiction of Organization         Names under which the Subsidiary
Name of Subsidiary                     ----------------------------                 does Business
------------------                                                          --------------------------------
Webster Bank                                   United States                              same
Webster Capital Trust I                          Delaware                                 same
Webster Capital Trust II                         Delaware                                 same
Damman Associates, Inc.                         Connecticut                         Damman Insurance
                                                                                        Associates
                                                                                    Webster Insurance
Webster Trust Company,                         United States                              same
National Association




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RIDER 30C